UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 15, 2019

JPMorgan Chase & Co.
(Exact name of registrant as specified in its charter)

Delaware	1-5805	13-2624428
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification no.)

270 Park Avenue, New York, New York		10017
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (212) 270-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

JPMorgan Chase & Co. (the “Firm”) announced that the independent members of the Board of Directors (the “Board”) approved the total compensation for 2018 for Mr. James Dimon, CEO, in the amount of $31,000,000, compared to last year’s total compensation of $29,500,000. Mr. Dimon’s total compensation includes an annual base salary of $1,500,000 and performance-based variable incentive compensation of $29,500,000. $5,000,000 of the variable incentive compensation will be delivered in cash and the remaining $24,500,000 will be delivered in the form of Performance Share Units ("PSUs"). The amount of base salary and cash incentive remains unchanged from last year. The key features of the PSU program are also consistent with last year, including the financial metric (return on tangible common equity - "ROTCE"1) with absolute and relative performance goals, payout levels, vesting and hold requirements, as well as clawback and recovery provisions2.
In determining Mr. Dimon's compensation, the independent members of the Board took into account the Firm's strong performance in 2018 and through the cycle, across four broad categories: Business Results; Risk, Controls & Conduct; Client/Customer/Stakeholder Focus; and Teamwork & Leadership.

We continue to invest in our future, strengthen our risk and control environment and reinforce the importance of our culture and values, including our longstanding commitment to serve our customers and communities and conduct business in a responsible way to drive inclusive growth. During 2018, we extended credit and raised capital of $2.5 trillion3 for U.S. consumers, businesses, institutional clients and nonprofit and government entities. We gained market share in nearly all of our businesses, demonstrated strong expense discipline, continued to achieve high customer satisfaction scores, and maintained a fortress balance sheet. We also accelerated investments in products, services and technology to help our employees, customers and communities, we opened Chase branches in new states for the first time in nearly a decade, and we expanded initiatives which are supporting job and wage growth in communities that need capital the most.

Under Mr. Dimon's stewardship, the Firm reported record net income of $32.5 billion, or $9.00 per share, with ROTCE of 17% in 2018, and returned capital to shareholders of $28.5 billion (including common dividends and net share repurchases).

1 ROTCE is a non-GAAP financial measure. For further discussion, see note (b) on page 6 of Exhibit 99.1 to the Firm’s Current Report on Form 8-K dated January 15, 2019, which has been filed with the U.S. Securities and Exchange Commission, containing the Firm's earnings press release for the quarter ended December 31, 2018.
2 Equity incentives are subject to the JPMorgan Chase Bonus Recoupment Policy which applies in the event of a material restatement of the Firm's financials. In addition, all equity awards granted in 2019 contain recapture provisions that enable the Firm to cancel an unvested or unexercisable award and/or recover the value of certain stock distributed under the award in specified circumstances. In addition to recapture provisions, portions of equity awards awarded to the CEO are also subject to additional Protection-based Vesting provisions under which awards may be cancelled as determined by the Compensation & Management Development Committee of the Board of Directors and ratified by the Board of Directors.
3 Credit provided to clients represents new and renewed credit, including loans and commitments. Credit provided to small businesses reflects loans and increased lines of credit provided by Consumer & Business Banking; Card, Merchant Services & Auto; and Commercial Banking. Credit provided to nonprofit and U.S. and non-U.S. government entities, including U.S. states, municipalities, hospitals and universities, represents credit provided by the Corporate & Investment Bank and Commercial Banking.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JPMorgan Chase & Co.
(Registrant)

By:	/s/ Molly Carpenter
Molly Carpenter
Corporate Secretary

Dated:	January 17, 2019